Exhibit 4

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Patent Security Agreement”) is entered into as of April 7, 2017, by and among the grantor listed on the signature pages hereof (“Grantor”), and GKS FUNDING LLC, in its capacity as Agent (“Agent”) for the Lenders (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Promissory Note dated as of the date hereof (as amended, restated, supplemented, extended, renewed or otherwise modified from time to time, the “Note”), by and among Agritech Worldwide, Inc., a Nevada corporation (“Borrower”), GKS Funding LLC (“Agent”), and the other parties who are or hereafter become parties thereto (collectively, the “Lenders”), the Lenders have agreed to make Loans (as defined in the Note) to the Borrower;

WHEREAS, all of the Borrower’s obligations to Agent and the Lenders under the Note are secured by liens on and security interests in substantially all of the now existing and hereafter acquired real and personal property of the Borrower pursuant to and in accordance with that certain Security Agreement, dated as of the date hereof, between the Borrower and Agent (the “Security Agreement”); and

WHEREAS, in order to induce Agent and the Lenders to enter into the Note and the Security Agreement and to induce the Lenders to make the Loans as provided for in the Note, Grantor has agreed to execute and deliver to Agent, for the benefit of the Lenders, this Patent Security Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor hereby agrees as follows:

1. DEFINED TERMS. All capitalized terms used herein (including in the preamble and recitals hereto) but not otherwise defined herein have the meanings given to them in the Security Agreement.

2. GRANT OF SECURITY INTEREST IN PATENT COLLATERAL. Grantor hereby grants to Agent, for the benefit of Lenders, a continuing first priority security interest in all of Grantor’s right, title and interest in, to and under the following, whether presently existing or hereafter created or acquired or arising in favor of Grantor (collectively, the “Patent Collateral”):

(a) all of its Patents, including, without limitation, those referred to on Schedule I hereto;

(b) all reissues, reexaminations, continuations, continuations-in-part, divisionals or extensions of the foregoing; and

(c) all products and proceeds of the foregoing, including, without limitation, all income, royalties and any claim by Grantor against third parties for past, present or future infringement or dilution of any Patent.

3. SECURITY FOR OBLIGATIONS. This Patent Security Agreement and the security interest created hereby secures the payment and performance of all the Obligations (as defined in the Note), whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Patent Security Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by Grantor to Agent, the Lenders, or any of them, whether or not they are unenforceable or not allowable due to the existence of an insolvency proceeding involving Grantor.

4. SECURITY AGREEMENT. The security interests granted pursuant to this Patent Security Agreement are granted in conjunction with the security interests granted to Agent, for the benefit of the Lenders, pursuant to the Security Agreement. Grantor hereby acknowledges and affirms that the rights and remedies of Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

5. AUTHORIZATION TO SUPPLEMENT. If Grantor shall obtain rights to any new patentable inventions or become entitled to the benefit of any patent application or patent for any reissue, division, or continuation, of any patent, the provisions of this Patent Security Agreement shall automatically apply thereto. Grantor shall give notice in writing to Agent, promptly (and in any event within two (2) Business Days (as defined in the Note) after it receives notice or actual knowledge), with respect to any new patent application filed with the United States Patent and Trademark Office, provided that Grantor shall not be required to disclose the exact name of the patent until such patent application becomes public record with the United States Patent and Trademark Office. Without limiting Grantor’s obligations under this Section 5, Grantor hereby authorizes Agent unilaterally to modify this Patent Security Agreement by amending Schedule I to include any such new patent applications of Grantor. Notwithstanding the foregoing, no failure to so modify this Patent Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.

6. COUNTERPARTS. This Patent Security Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Patent Security Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Patent Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Patent Security Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Patent Security Agreement.

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7. CONSTRUCTION. Unless the context of this Patent Security Agreement, the Security Agreement, or the Note clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Patent Security Agreement, the Security Agreement, or the Note refer to this Patent Security Agreement, the Security Agreement, or the Note, as the case may be, as a whole and not to any particular provision of this Patent Security Agreement, the Security Agreement, or the Note, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Patent Security Agreement unless otherwise specified. Any reference in this Patent Security Agreement, the Security Agreement, or the Note to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person (as defined in the Note) shall be construed to include such Person’s successors and assigns.

8. TERMINATION. This Patent Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Obligations outstanding) until (i) the Security Agreement and the Note have terminated pursuant to their express terms and (ii) all of the Obligations have been indefeasibly paid and performed in full in cash and no commitments of Agent or the Lenders which would give rise to any Obligations are outstanding.

[Signatures Immediately Follow]

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IN WITNESS WHEREOF, Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

GRANTOR:

AGRITECH WORLDWIDE, INC.

By:
Name:
Title:

Signature Page to Patent Security Agreement

ACKNOWLEDGED AND AGREED:	GKS FUNDING LLC, as Agent

By:
Name:
Title:

Signature Page to Patent Security Agreement

SCHEDULE I

to

PATENT SECURITY AGREEMENT

Patent Registrations and Applications

1.	Wholly Owned Insoluble Fiber Patents:

a.	“Amorphous Insoluble Cellulosic Fiber and Method for Making Same” Shukla US 7,625,591 B2 (Issued December 1, 2009)

b.	“Emulsified Liquid Shortening Compositions” Shukla US 7,763,301 B2 (Issued July 27, 2010)

Per its previous Research Agreement with the USDA effective 6/1/2011, the Company is the 50% owner of the intellectual property that was jointly produced through its CRADA relationship (“the Patents”) and has the first rights to be the exclusive commercialization partner on this IP.

2.	Jointly-Owned Insoluble Fiber Patents::

a.	“Cellulosic Arabinoxylan Fiber (CAF) and Methods of Preparing” Yadav et al. US Application #: 20150368372 (Filed June 22, 2015)

b.	“Insoluble Biomass Gel (IBG) and Methods of Preparing” Yadav et al. US Application #” 20150368372 (Filed June 22, 2015)

3.	Jointly-Owned Soluble Fiber Patents:

a.	“Bio-Based Fiber Gums (BFGs) and Process For Producing BFGs” Yadav et al. US 9,434,788 B2 (Issued September 6, 2016)

b.	“Methods of Encapsulation and Methods of Producing a Gel Using Biobased Fiber Gum Oils” Onwulata et al. US Application # 14448014 (Filed July 31, 2014)

c.	“Methods of Decreasing the Viscosity of a Dietary Fiber” Yadav et al. US Application #: 14/872,533 (Filed October 1, 2015)

d.	“Bio-Fiber Gum Hydrolysates and Process of Producing” Yadav et al. Provisional Patent #62333456 (Filed May 9, 2016)

e.	“Process to Prepare Highly Functional Fiber Products and Products Produced Thereby” Yadav et al. US Application #: 15240702 (Filed August 18, 2016)

f.	“Composition Suitable for Making Edible Films or Coatings” Jin et al. Invention Disclosure submitted April 2016